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Exhibit 20.06
                         VOTING AGREEMENT

     This Voting Agreement is made and entered into as of the 8th day of July 2000, among EZConnect, Inc., a Nevada corporation ("EZConnect"); EZConnect Merger Co., a Nevada corporation ("Merger Sub"); Encore Wireless, Inc., a California corporation ("Encore"); Kevin Hamilton, an individual; and Tod M. Turley; an individual. The parties are sometimes referred to collectively herein as the "Parties" or individually as a "Party," and Messrs. Turley and Hamilton are sometimes referred to collectively herein as the "Encore Shareholders."

                             RECITALS

     WHEREAS, EZCONNECT, Encore and EZCONNECT Merger Co., a Nevada corporation ("Merger Sub"), will concurrently with the execution of this Agreement enter into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other items, for the merger of Merger Sub with and into Encore (the "Merger"); and

     WHEREAS, the Encore Shareholders are directors and executive officers of Encore and have been actively involved in negotiating the terms and conditions of the Merger Agreement; and
     WHEREAS, the Encore Shareholders own in excess of 90% of the issued and outstanding shares of capital stock of Encore, are able to cause any item of business submitted to the shareholders of Encore for their consideration and approval to be approved, and are anticipated to receive personal benefits from the Merger as a result of their significant shareholdings in Encore; and

     WHEREAS, as an inducement to EZCONNECT and Merger Sub to enter into the Merger Agreement and to expend their resources in preparation for the closing of the transactions contemplated by the Merger Agreement, the Encore Shareholders have agreed to vote all shares of capital stock of Encore owned by them, directly or indirectly, in favor of approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

     WHEREAS, the parties desire to enter into this Agreement to set forth the terms of their agreements;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

     1.  The above recitals are incorporated herein by reference.

     2. The Encore Shareholders represent that they own of record shares of Encore capital stock constituting over 90% of the voting power of Encore, and hereby irrevocably vote and agree to vote all such shares of Encore capital stock owned by them in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Such votes shall be cast at a special shareholders meeting of the Encore shareholders for the purpose of considering and voting on such proposals or by a unanimous or majority consent in lieu of meeting of the Encore shareholders to the extent provided by and permitted under the California Corporations Code and the applicable charter provisions of Encore.

     3. Encore agrees to take such steps as may be necessary or desirable to cause the votes of the Encore Shareholders as provided above to be duly counted and voted so that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be formally approved by

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the shareholders of Encore as soon as practicable following the execution of this Agreement.

     Dated as of the date first written above.

          EZCONNECT:               EZCONNECT, Inc.

                              By____________________________
                              J. Greg Spencer, President

          Merger Sub:              EZCONNECT Merger Co.

                              By_____________________________
                              J. Greg Spencer, President

          Encore:             Encore Wireless, Inc.

                              By____________________________
                              Kevin Hamilton, President

          The Encore Shareholders:

                              _______________________________
                              Kevin Hamilton


                              ________________________________
                              Tod M. Turley